                                                                                                                                                                                                                                              Exhibit 99.1

Travelzoo 590 Madison Avenue 37th Floor New York, NY 10022 Media Contact: Christie McConnell +1 (212) 484-4912 cmcconnell@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports Fourth Quarter 2011 Results

NEW YORK, January 26, 2012 -- Travelzoo Inc. (NASDAQ: TZOO):

Fourth Quarter 2011 Financial Highlights:
·	Revenue of $35.2 million, up 23% year-over-year
·	Operating income of $8.2 million, up 22% year-over-year
·	Net income of $6.4 million, up 70% year-over-year
·	Earnings per share of $0.40, compared to $0.23 in the prior-year period

Travelzoo Inc., a global Internet media company, today announced financial results for the fourth quarter ended December 31, 2011, with revenue of $35.2 million, an increase of 23% year-over-year.  Operating income was $8.2 million, up 22% year-over-year.  Net income was $6.4 million, with diluted earnings per share (EPS) of $0.40, up from $0.23 in the prior-year period.

"In a typically slower period for travel advertising, Q4 revenues grew faster year-over-year than in any such quarter in the past four years," said Chris Loughlin, chief executive officer of Travelzoo. "We remain positive about our Local Deals business, in which we differentiate from others by focusing on higher quality deals, as well as our ability to run and grow this business profitably.  In the past two quarters, we have focused on putting the systems and teams in place that we intend to use in 2012 to continue to scale the business with attractive profitability."

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North America
North America business segment revenue for the fourth quarter grew 16% year-over-year to $25.6 million.  Operating profit for the fourth quarter was $6.5 million, or 25% of revenue, down from $6.7 million, or 30% of revenue, in the prior-year period.

Europe
Europe business segment revenue for the fourth quarter grew 48% year-over-year to $9.7 million.  In local currency terms, revenue for the fourth quarter grew 49% year-over-year.  Operating profit for the fourth quarter was $1.7 million, compared to an operating profit of $22,000 in the prior-year period.

Subscribers
Travelzoo had a total unduplicated number of newsletter subscribers in North America and Europe of 21.5 million as of December 31, 2011, up 14% from December 31, 2010.  In North America, total unduplicated number of subscribers was 15.7 million as of December 31, 2011, up 10% from December 31, 2010. In Europe, total unduplicated number of subscribers was 5.8 million as of December 31, 2011, up 26% from December 31.

Income Taxes
Income tax expense was $1.9 million, compared to $3.0 million in the prior-year period. The effective income tax rate was 23%, down from 44% in the prior-year period.

Asset Management
During the fourth quarter 2011, Travelzoo generated $7.1 million of cash from operating activities.  Accounts receivable remained unchanged at $13.3 million compared to prior-year period.  Accounts payable increased by $11.8 million over the prior-year period to $21.7 million.  Capital expenditures were $558,000, up from $138,000 in the prior-year period.  Travelzoo exited the fourth quarter with $38.7 million in cash and cash equivalents.

Conference Call
Travelzoo will host a conference call to discuss fourth quarter results at 11:00 a.m. ET today.  Please visit http://www.travelzoo.com/earnings to

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·	download the management presentation (PDF format) to be discussed in the conference call;
·	access the webcast.

About Travelzoo
Travelzoo Inc. is a global Internet media company.  With more than 24 million subscribers in North America, Europe, and Asia Pacific and 25 offices worldwide, Travelzoo® publishes deals from more than 2,000 travel and entertainment companies.  Travelzoo’s deal experts review offers to find the best deals and confirm their true value.  In Asia Pacific, Travelzoo is independently owned and operated by Travelzoo (Asia) Ltd. and Travelzooo Japan K.K. under a license agreement with Travelzoo Inc.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934.  These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts.  When used in this press release, the words “expect,” “predict,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “seek” and similar expressions are generally intended to identify forward-looking statements.  Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions, and other factors discussed in our filings with the SEC.  We cannot guarantee any future levels of activity, performance or achievements.  Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.  Travelzoo and Top 20 are registered trademarks of Travelzoo Inc.  All other company and product names mentioned are trademarks of their respective owners.

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Travelzoo Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended December 31,		Twelve months ended December 31,	
	2010	2011	2010	2011
Cash flows from operating activities:				
Net income	$ 3,787	$ 6,428	$ 13,157	$ 3,319
Adjustments to reconcile net income to net cash provided by operating activities:				
Depreciation and amortization	623	671	2,389	2,725
Deferred income taxes	(1,340)	(546)	(1,276)	(337)
Stock-based compensation	188	187	750	750
Provision for losses on accounts receivable	93	76	199	52
Tax benefit of stock option exercises	-	-	-	(268)
Net foreign currency effects	8	58	197	81
Changes in operating assets and liabilities:				
Accounts receivable	659	576	(2,323)	(146)
Deposits	129	(99)	20	(667)
Income tax receivable	1,517	(1,061)	5,797	(3,093)
Prepaid expenses and other current assets	(134)	188	(413)	(584)
Accounts payable	2,638	4,620	3,232	12,074
Accrued expenses	413	(4,737)	1,830	256
Deferred revenue	150	585	498	853
Deferred rent	(51)	30	(72)	209
Income tax payable	134	(15)	630	(369)
Other non-current liabilities	14	117	(690)	776
Net cash provided by operating activities	8,828	7,078	23,925	15,631
Cash flows from investing activities:				
Purchases of property and equipment	(138)	(558)	(1,279)	(2,460)
Purchases of restricted cash	(2,248)	-	(2,248)	-
Net cash used in investing activities	(2,386)	(558)	(3,527)	(2,460)
Cash flows from financing activities:				
Proceeds from exercise of stock options	-	-	-	40
Repurchase of common stock	-	-	-	(15,124)
Tax benefit of stock option exercises	-	-	-	268
Proceeds from sale of Asia Pacific business segment	-	-	1,073	-
Net cash provided by (used in) financing activities	-	-	1,073	(14,816)
Effect of exchange rate on cash and cash equivalents	25	(209)	(63)	(795)
Net increase (decrease) in cash and cash equivalents	6,467	6,311	21,408	(2,440)
Cash and cash equivalents at beginning of period	34,717	32,433	19,776	41,184
Cash and cash equivalents at end of period	$ 41,184	$ 38,744	$ 41,184	$ 38,744
Supplemental disclosure of cash flow information:				
Cash paid for income taxes, net of refunds received	2,593	3,453	5,857	15,025

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